Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
April 25, 2022	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR THIRD QUARTER OF FISCAL 2022;

DECLARES QUARTERLY DIVIDEND OF $0.20 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, APRIL 26, AT 9:30AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the third quarter of fiscal 2022 of $9.4 million, a decrease of $2.1 million, or 18.4%, as compared to the same period of the prior fiscal year. The decrease was attributable to an increase in noninterest expense and provision for credit losses, partially offset by increases in net interest income and noninterest income, and by a decrease in provision for income taxes. Preliminary net income was $1.03 per fully diluted common share for the third quarter of fiscal 2022, a decrease of $.24 as compared to the $1.27 per fully diluted common share reported for the same period of the prior fiscal year. Provision for credit losses and noninterest expense were impacted by one-time charges associated with the merger of Fortune Financial Corporation (“Fortune”) with and into the Company, completed in late February 2022.

Highlights for the third quarter of fiscal 2022:

●	The provision for credit losses (PCL) was $1.6 million in the quarter, an increase of $2.0 million as compared to a PCL recovery of $409,000 in the same period of the prior fiscal year. In the second quarter of fiscal 2022, the linked quarter, the Company did not record a PCL. Exclusive of the PCL effects of the Fortune merger, discussed in detail below, the Company would have recorded a negative PCL of approximately $468,000 in the current quarter.

●	Noninterest expense was up 23.9% for the quarter, as compared to the year ago period, and up 11.2% from the second quarter of fiscal 2022, the linked quarter. The current quarter included $1.1 million in charges attributable to merger and acquisition activity, primarily the Fortune merger, as compared to $205,000 in comparable charges in the linked quarter, and none in the year ago period.

●	Annualized return on average assets was 1.22%, while annualized return on average common equity was 11.9%, as compared to 1.71% and 16.9%, respectively, in the same quarter a year ago, and 1.69% and 16.1%, respectively, in the second quarter of fiscal 2022, the linked quarter.

●	Earnings per common share (diluted) were $1.03, down $.24, or 18.9%, as compared to the same quarter a year ago, and down $.32, or 23.7%, from the second quarter of fiscal 2022, the linked quarter.

●	Nonperforming assets were $7.1 million, or 0.22% of total assets, at March 31, 2022, as compared to $8.1 million, or 0.30% of total assets, at June 30, 2021, and $9.4 million, or 0.34% of total assets, at March 31, 2021.

●	Deposit balances increased by $302.7 million in the quarter, inclusive of $218.3 million attributable to the Fortune merger. Gross loan balances increased $221.6 million during the quarter, inclusive of $202.1 million attributable to the Fortune merger, and net of a decline in SBA Paycheck Protection Program (PPP) loans not attributable to Fortune of $7.3 million.

●	Net interest margin for the quarter was 3.48%, as compared to 3.68% reported for the year ago period, and 3.77% reported for the second quarter of fiscal 2022, the linked quarter. Net interest income resulting from accelerated accretion of deferred origination fees on PPP loans was significantly reduced as those loans being repaid through SBA forgiveness declined substantially as compared to previous quarters. Discount accretion on acquired loan portfolios was decreased in the current quarter as compared to the year ago period, and modestly increased as compared to the linked period. In addition, average interest-bearing cash and cash equivalent balances were increased 16.5% compared to the year-ago period, and increased 58.0% as compared to the linked quarter.

●	Noninterest income was up 8.4% for the quarter, as compared to the year ago period, and down 7.2% as compared to the second quarter of fiscal 2022, the linked quarter. Gains on sale of residential loans originated for sale into the secondary market were down 76% as compared to the year ago quarter, and were off 44% compared to the linked quarter.

Dividend Declared:

The Board of Directors, on April 19, 2022, declared a quarterly cash dividend on common stock of $0.20, payable May 31, 2022, to stockholders of record at the close of business on May 13, 2022, marking the 112th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, April 26, 2022, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-844-200-6205 in the United States (Canada: 1-833-950-0062; all other locations: 1-929-526-1599). Participants should use participant access code 867380. Telephone playback will be available beginning one hour following the conclusion of the call through April 30, 2022. The playback may be accessed in the United States by dialing 1-866-813-9403 (Canada: 1-226-828-7578, UK local: 0204-525-0658, and all other locations: +44-204-525-0658), and using the conference passcode 930969.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first nine months of fiscal 2022, with total assets of $3.3 billion at March 31, 2022, reflecting an increase of $563.5 million, or 20.9%, as compared to June 30, 2021. Growth primarily reflected an increase in net loans receivable combined with an increase in cash and cash equivalents. A significant portion of the Company’s balance sheet growth was a result of the Fortune merger.

Cash equivalents and time deposits were a combined $253.4 million at March 31, 2022, an increase of $128.8 million, or 103.4%, as compared to June 30, 2021. The increase was primarily a result of deposit growth outpacing loan growth during the period, including net cash acquired in the Fortune merger. AFS securities were $226.4 million at March 31, 2022, an increase of $19.4 million, or 9.4%, as compared to June 30, 2021, as the Company deployed some excess liquidity into higher-yielding assets.

Loans, net of the allowance for credit losses (ACL), were $2.6 billion at March 31, 2022, an increase of $378.9 million, or 17.2%, as compared to June 30, 2021. Gross loans increased by $379.3 million, while the ACL attributable to outstanding loan balances increased by $419,000. The increase in loan balances was primarily attributable to the Fortune merger, which included loan balances recorded at a fair value of $202.1 million. Inclusive of the acquisition, the loan portfolio shows fiscal year-to-date increases in commercial and residential real estate loans, along with a modest contribution from consumer loans, partially offset by decreases in commercial loans and drawn balances on construction loans. Residential real estate loan balances increased due to growth in single and multifamily loans. Commercial real estate balances increased primarily from loans secured by nonresidential structures, along with growth in loans secured by farmland. Commercial loan balances decreased primarily due to lower balances in agricultural loans, partially offset by increased commercial and industrial lending. Company-originated PPP loan balances declined by $58.8 million during the fiscal year to date, while $2.4 million was acquired in the Fortune merger. Total remaining PPP balances at March 31, 2022, were $6.6 million, while unrecognized deferred fee income on these loans was approximately $137,000 at that date. Management hopes to receive forgiveness payments on all remaining PPP loans by our June 30 fiscal year end. Substantially all outstanding balances are from the second round of the PPP programs.

Loans anticipated to fund in the next 90 days totaled $181.9 million at March 31, 2022, as compared to $158.2 million at December 31, 2021, and $145.8 million at March 31, 2021.

Nonperforming loans were $3.9 million, or 0.15% of gross loans, at March 31, 2022, as compared to $5.9 million, or 0.26% of gross loans at June 30, 2021. The reduction in nonperforming loans was attributable primarily to the return to accrual status of one relationship secured by single-family residential rental properties, partially offset by an increase of $801,000 relating to the Fortune merger. Nonperforming assets were $7.1 million, or 0.22% of total assets, at March 31, 2022, as compared to $8.1 million, or 0.30% of total assets, at June 30, 2021. The reduction in nonperforming assets was attributable primarily to the reduction in nonperforming loans, partially offset by an increase in other real estate owned, which was attributable primarily to $1.7 million in assets acquired in the Fortune merger.

Our ACL at March 31, 2022, totaled $33.6 million, representing 1.29% of gross loans and 867% of nonperforming loans, as compared to an ACL of $33.2 million, representing 1.49% of gross loans and 566% of nonperforming loans at June 30, 2021. The ACL at March 31, 2022, also represented 1.29% of gross loans excluding PPP loans. The ACL required for purchased credit deteriorated (PCD) loans acquired in the Fortune merger was $120,000, and was funded through purchase accounting adjustments, while the ACL required for non-PCD loans acquired in the Fortune merger was $1.9 million, and was funded through a charge to PCL. The Company has estimated its expected credit losses as of March 31, 2022, under ASC 326-20, and management believes the ACL as of that date is adequate based on that estimate. There remains, however, significant uncertainty as economic activity recovers from the COVID-19 pandemic and the Federal Reserve withdraws accommodative monetary policy that was put into effect to respond to the pandemic and its economic impact. Since January, COVID-19 cases and hospitalizations have declined substantially in our market areas. Management continues to consider the potential impact of the lengthy pandemic on borrowers most affected by mitigation efforts, most notably including our borrowers in the hotel industry.

Provisions of the CARES Act and subsequent legislation allowed financial institutions the option to temporarily suspend certain requirements under U.S. GAAP related to troubled debt restructurings (TDRs) through December 31, 2021, for certain loans that were otherwise current and performing prior to the COVID-19 pandemic, but for which borrowers experienced or expected difficulties due to the impact of the pandemic. As of December 31, 2021, there were four loans, with balances totaling approximately $23.7 million, remaining on interest-only payment modifications, and not reported as TDRs based on this temporary option provided under the legislation. For those borrowers whose payment terms had not yet returned to the original terms under their loan agreements, the Company had classified the credits as a “special mention” status credit as of December 31, 2021. Since that date, one of these loans totaling $9.1 million has returned to regular principal and interest payments, but remains a “special mention” credit. The other three loans, totaling $14.9 million, have not returned to principal and interest payments as of March 31, 2022, and have been adversely classified as “substandard” credits, but have not been designated as TDRs pending negotiation of a final restructuring modification.

Total liabilities were $2.9 billion at March 31, 2022, an increase of $521.7 million, or 21.6%, as compared to June 30, 2021.

Deposits were $2.9 billion at March 31, 2022, an increase of $524.1 million, or 22.5%, as compared to June 30, 2021. This increase was attributable in part to the February 2022 Fortune merger, providing $218.3 million in deposits at fair value, including $13.6 million in brokered time deposits and $10.9 million in public unit deposits. Additionally, we closed a branch acquisition in December 2021, through which the Company acquired the former Cairo, Illinois, location of the First National Bank (Fulda, SD), and its related deposits of $28.5 million at fair value, including $15.4 million in public unit deposits. Inclusive of the merger and acquisition, the deposit portfolio saw fiscal year-to-date increases in interest-bearing transaction accounts, non-interest bearing transaction accounts, certificates of deposit, money market deposit accounts, and savings accounts. The increase was inclusive of a $131.5 million increase in public unit funds, and a $5.9 million increase in brokered deposits. Public unit funds totaled $458.0 million at March 31, 2022, primarily in nonmaturity deposits, while brokered deposits totaled $30.9 million, also primarily in nonmaturity deposits. The Company’s customers have held unusually high balances on deposit during recent periods. The Company expects that some of the higher-than-normal balances may dissipate over the course of calendar year 2022, but public unit balances, which historically have seen seasonal declines in the June and September quarters, are expected to continue to increase in the current calendar year. The average loan-to-deposit ratio for the third quarter of fiscal 2022 was 91.3%, as compared to 92.4% for the same period of the prior fiscal year.

FHLB advances were $42.9 million at March 31, 2022, a decrease of $14.6 million, or 25.4%, as compared to June 30, 2021, as the Company utilized cash to repay maturing term advances, partially offset by the assumption, at fair value, of $9.7 million in term advances in the Fortune merger.

The Company’s stockholders’ equity was $325.2 million at March 31, 2022, an increase of $41.7 million, or 14.7%, as compared to June 30, 2021. The increase was attributable primarily to $22.9 million in equity issued to Fortune shareholders, as well as earnings retained after cash dividends paid, partially offset by a $9.4 million reduction in accumulated other comprehensive income as the market value of the Company’s investments declined as market interest rates increased, and by $1.2 million utilized for repurchases of 26,607 shares of the Company’s common stock during the first nine months of the fiscal year, at an average price of $44.15.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended March 31, 2022, was $25.1 million, an increase of $2.0 million, or 8.5%, as compared to the same period of the prior fiscal year. The increase was attributable to a 14.8% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.48% in the current three-month period, from 3.68% in the same period a year ago. As PPP loan forgiveness declined, the Company’s accretion of interest income from deferred origination fees on these loans was reduced to $180,000 in the current quarter, which added four basis points to the net interest margin, as compared to $1.2 million in the same quarter a year ago, which added 18 basis points to the net interest margin in that period. In the linked quarter, ended December 31, 2021, accelerated recognition of deferred PPP origination fees totaled $890,000, adding 13 basis points to the net interest margin. The remaining balance of deferred origination fees is significantly less than the amount accreted in recent quarters.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks, the June 2017 acquisition of Capaha Bank, the February 2018 acquisition of Southern Missouri Bank of Marshfield, the November 2018 acquisition of First Commercial Bank, the May 2020 acquisition of Central Federal Savings & Loan Association, and the February 2022 merger of Fortune with the Company resulted in $448,000 in net interest income for the three-month period ended March 31, 2022, as compared to $614,000 in net interest income for the same period a year ago. The Company generally expects this component of net interest income to decline over time, although volatility may occur to the extent we have periodic resolutions of specific loans. Combined, this component of net interest income contributed six basis points to net interest margin in the three-month period ended March 31, 2022, as compared to a contribution of 10 basis points in the same period of the prior fiscal year, and a six basis point contribution in the linked quarter, ended December 31, 2021, when net interest margin was 3.77%.

The Company recorded a PCL of $1.6 million in the three-month period ended March 31, 2022, as compared to a negative PCL of $409,000 in the same period of the prior fiscal year. The allowance for credit losses (ACL) required for purchased credit deteriorated (PCD) loans acquired in the Fortune merger was $120,000, and was funded through purchase accounting adjustments, while the ACL required for non-PCD loans acquired in the Fortune merger was $1.9 million, and was funded through a charge to provision for credit losses (PCL). Additionally, the allowance for off-balance sheet credit exposures was increased by $120,000 due to the Fortune merger and funded through a charge to PCL. Exclusive of the charges required as a result of the Fortune merger, the Company would have recorded a negative PCL of approximately $468,000 in the current quarter. The Company assesses that the economic outlook has modestly improved as compared to the assessment as of June 30, 2021, though uncertainty remains as noted in our discussion of the ACL, above. As a percentage of average loans outstanding, the Company recorded net charge offs of 0.01% (annualized) during the current period. During the same period of the prior fiscal year, the Company recorded net charge offs of 0.05% (annualized), while the negative PCL represented a recovery of 0.08% (annualized).

The Company’s noninterest income for the three-month period ended March 31, 2022, was $4.9 million, an increase of $380,000, or 8.4%, as compared to the same period of the prior fiscal year. In the current period, increases in other noninterest income, other loan fees, and deposit account service charges were partially offset by reduced gains realized on the sale of residential real estate loans originated for that purpose and loan servicing fees. Other income improved primarily from wealth management and insurance agency production, boosted in part by a non-recurring payment of $152,000 to assist in bringing on new advisors from the Fortune merger. Other loan fees increased on increased applications and prepayment charges. Deposit service charges increased primarily due to an increase in NSF activity as compared to the year ago period. Origination of residential real estate loans for sale on the secondary market was down 71.4% as compared to the year ago period, as both refinancing and purchase activity declined, resulting in a decrease in both gains on sale of these loans and recognition of new mortgage servicing rights.

Noninterest expense for the three-month period ended March 31, 2022, was $16.8 million, an increase of $3.2 million, or 23.9%, as compared to the same period of the prior fiscal year. The increase included $1.1 million in charges related to merger and acquisition activity, which was primarily attributable to data processing, compensation, and legal fees. In total, the increase in noninterest expense was attributable primarily to compensation and benefits, data processing expenses, occupancy expenses, and other noninterest expenses. The increase in compensation and benefits as compared to the prior year period primarily reflected increases in compensation and benefits over the prior year, one-time compensation attributable to the Fortune merger, increased headcount for part of the current quarter resulting from the merger, and a modest trend increase in legacy employee headcount. Compensation adjustments which took effect in January 2022 were, as expected, above the previous trend. Data processing expenses increased primarily as a result of data conversion charges associated with the Fortune merger. Occupancy expenses increased due to remodeled and relocated facilities, facilities added through the Fortune merger, a de novo facility, new ATM and ITM installations and other equipment purchases, and charges for maintenance of facilities and grounds. Other noninterest expenses increased due to miscellaneous merger-related expenses, expenses related to loan originations, and expenses related to employee travel and training.

The efficiency ratio for the three-month period ended March 31, 2022, was 55.8%, as compared to 49.0% in the same period of the prior fiscal year, with the change attributable primarily to the current period’s increase in noninterest expense, partially offset by increases in net interest income and noninterest income.

The income tax provision for the three-month period ended March 31, 2022, was $2.4 million, a decrease of $738,000, or 23.8% as compared to the same period of the prior fiscal year. This was primarily the result of the decline in pre-tax income, coupled with a decrease in the effective tax rate to 20.1%, as compared to 21.3% in the same period a year ago. The decrease in the effective tax rate was attributed to the reduction in pre-tax income, while tax-advantaged investments remained relatively steady.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: potential adverse impacts to the economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, generally, resulting from the ongoing COVID-19 pandemic and any governmental or societal responses thereto; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands, except per share data)	2022	2021	2021	2021	2021

Cash equivalents and time deposits	$253,412	$185,483	$112,382	$124,571	$237,873
Available for sale (AFS) securities	226,391	206,583	209,409	207,020	190,409
FHLB/FRB membership stock	11,116	10,152	10,456	10,904	11,181
Loans receivable, gross	2,612,747	2,391,114	2,282,021	2,233,466	2,170,112
Allowance for credit losses	33,641	32,529	32,543	33,222	35,227
Loans receivable, net	2,579,106	2,358,585	2,249,478	2,200,244	2,134,885
Bank-owned life insurance	48,387	44,382	44,099	43,817	43,539
Intangible assets	35,568	21,157	20,868	21,218	21,168
Premises and equipment	72,253	65,074	65,253	64,077	63,908
Other assets	37,785	27,647	26,596	28,679	29,094
Total assets	$3,264,018	$2,919,063	$2,738,541	$2,700,530	$2,732,057

Interest-bearing deposits	$2,407,462	$2,147,842	$1,985,316	$1,972,384	$1,981,345
Noninterest-bearing deposits	447,444	404,410	386,379	358,419	387,416
FHLB advances	42,941	36,512	46,522	57,529	62,781
Other liabilities	17,971	13,394	11,796	13,532	12,358
Subordinated debt	23,043	15,294	15,268	15,243	15,218
Total liabilities	2,938,861	2,617,452	2,445,281	2,417,107	2,459,118

Total stockholders’ equity	325,157	301,611	293,260	283,423	272,939

Total liabilities and stockholders’ equity	$3,264,018	$2,919,063	$2,738,541	$2,700,530	$2,732,057

Equity to assets ratio	9.96%	10.33%	10.71%	10.50%	9.99%

Common shares outstanding	9,332,698	8,887,166	8,878,591	8,905,265	8,959,296
Less: Restricted common shares not vested	39,230	39,920	31,845	31,845	31,845
Common shares for book value determination	9,293,468	8,847,246	8,846,746	8,873,420	8,927,451

Book value per common share	$34.99	$34.09	$33.15	$31.94	$30.57
Closing market price	49.95	52.17	44.89	44.96	39.42

Nonperforming asset data as of:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2022	2021	2021	2021	2021

Nonaccrual loans	$3,882	$2,963	$6,133	$5,869	$6,757
Accruing loans 90 days or more past due	—	—	—	—	—
Total nonperforming loans	3,882	2,963	6,133	5,869	6,757
Other real estate owned (OREO)	3,199	1,776	2,240	2,227	2,651
Personal property repossessed	—	14	8	23	—
Total nonperforming assets	$7,081	$4,753	$8,381	$8,119	$9,408

Total nonperforming assets to total assets	0.22%	0.16%	0.31%	0.30%	0.34%
Total nonperforming loans to gross loans	0.15%	0.12%	0.27%	0.26%	0.31%
Allowance for loan losses to nonperforming loans	866.59%	1,097.84%	530.62%	566.06%	521.34%
Allowance for loan losses to gross loans	1.29%	1.36%	1.43%	1.49%	1.62%

Performing troubled debt restructurings (1)	$6,417	$6,387	$3,585	$3,241	$7,092

(1)   Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Summary Income Statement Data:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands, except per share data)	2022	2021	2021	2021	2021

Interest income:
Cash equivalents	$109	$70	$60	$67	$70
AFS securities and membership stock	1,170	1,165	1,106	1,126	1,025
Loans receivable	27,060	26,861	27,694	26,339	26,005
Total interest income	28,339	28,096	28,860	27,532	27,100
Interest expense:
Deposits	2,871	2,739	2,816	3,141	3,494
FHLB advances	167	169	276	314	325
Subordinated debt	187	130	130	131	132
Total interest expense	3,225	3,038	3,222	3,586	3,951
Net interest income	25,114	25,058	25,638	23,946	23,149
Provision for credit losses	1,552	—	(305)	(2,615)	(409)
Noninterest income:
Deposit account charges and related fees	1,560	1,623	1,561	1,279	1,275
Bank card interchange income	1,025	976	951	1,243	1,004
Loan late charges	135	172	107	189	118
Loan servicing fees	170	180	154	559	217
Other loan fees	606	500	451	302	266
Net realized gains on sale of loans	204	362	369	531	853
Net realized gains on AFS securities	—	—	—	—	90
Earnings on bank owned life insurance	291	282	281	277	270
Other noninterest income	913	1,190	641	477	431
Total noninterest income	4,904	5,285	4,515	4,857	4,524
Noninterest expense:
Compensation and benefits	9,223	8,323	8,199	8,007	7,739
Occupancy and equipment, net	2,399	2,198	2,113	2,053	1,990
Data processing expense	1,935	1,297	1,269	1,322	1,253
Telecommunications expense	308	318	320	321	317
Deposit insurance premiums	178	180	178	173	174
Legal and professional fees	341	356	234	403	256
Advertising	312	276	329	391	240
Postage and office supplies	202	186	195	211	198
Intangible amortization	363	338	338	338	338
Foreclosed property expenses	115	302	31	6	48
Other noninterest expense	1,381	1,296	1,018	975	975
Total noninterest expense	16,757	15,070	14,224	14,200	13,528
Net income before income taxes	11,709	15,273	16,234	17,218	14,554
Income taxes	2,358	3,288	3,488	3,529	3,096
Net income	9,351	11,985	12,746	13,689	11,458
Less: Distributed and undistributed earnings allocated
to participating securities	40	54	46	49	41
Net income available to common shareholders	$9,311	$11,931	$12,700	$13,640	$11,417

Basic earnings per common share	$1.03	$1.35	$1.43	$1.53	$1.27
Diluted earnings per common share	1.03	1.35	1.43	1.53	1.27
Dividends per common share	0.20	0.20	0.20	0.16	0.16
Average common shares outstanding:
Basic	9,021,000	8,847,000	8,867,000	8,895,000	8,972,000
Diluted	9,044,000	8,869,000	8,874,000	8,902,000	8,976,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Mar. 31,	Dec. 31,	Sep. 30,	June 30,	Mar. 31,
(dollars in thousands)	2022	2021	2021	2021	2021

Interest-bearing cash equivalents	$199,754	$126,445	$83,697	$158,108	$171,403
AFS securities and membership stock	226,944	217,456	212,564	206,203	197,984
Loans receivable, gross	2,461,365	2,312,140	2,262,095	2,193,522	2,146,364
Total interest-earning assets	2,888,063	2,656,041	2,558,356	2,557,833	2,515,751
Other assets	188,549	174,647	171,505	166,312	170,475
Total assets	$3,076,612	$2,830,688	$2,729,861	$2,724,145	$2,686,226

Interest-bearing deposits	$2,274,287	$2,071,562	$1,986,023	$1,985,118	$1,965,191
FHLB advances	39,114	39,019	54,701	60,252	63,068
Subordinated debt	19,170	15,281	15,256	15,230	15,205
Total interest-bearing liabilities	2,332,571	2,125,862	2,055,980	2,060,600	2,043,464
Noninterest-bearing deposits	421,898	398,175	359,717	374,744	357,746
Other noninterest-bearing liabilities	8,345	9,756	25,593	11,585	14,563
Total liabilities	2,762,814	2,533,793	2,441,290	2,446,929	2,415,773

Total stockholders’ equity	313,798	296,895	288,571	277,216	270,453

Total liabilities and stockholders’ equity	$3,076,612	$2,830,688	$2,729,861	$2,724,145	$2,686,226

Return on average assets	1.22%	1.69%	1.87%	2.01%	1.71%
Return on average common stockholders’ equity	11.9%	16.1%	17.7%	19.8%	16.9%

Net interest margin	3.48%	3.77%	4.01%	3.74%	3.68%
Net interest spread	3.37%	3.66%	3.88%	3.61%	3.54%

Efficiency ratio	55.8%	49.7%	47.2%	49.3%	49.0%